Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (January 27, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved the payment of a quarterly cash dividend to shareholders. The quarterly dividend of $0.25 per share will be paid March 1, 2021 to shareholders of record on the close of business on February 10, 2021.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At December 26, 2020, there were 1,264 franchises in operation under the brands Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  An additional 30 retail franchises have been awarded but are not open.